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                                                                     EXHIBIT 5.1

                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]



July 30, 1999

Kelley Oil & Gas Corporation
601 Jefferson, Suite 1100
Houston, Texas  77002

Ladies and Gentlemen:

         We have acted as counsel for Kelley Oil & Gas Corporation, a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to $100,000,000 principal amount of its 14% Senior Secured Notes Due 2003, maturing at 105% of the stated principal amount, Series B (the "New Notes"), in exchange for an equivalent amount of its outstanding 14% Senior Secured Notes Due 2003, maturing at 105% of the stated principal amount, Series A (the "Outstanding Notes"). The terms of the offer to exchange the New Notes for the Outstanding Notes (the "Exchange Offer") are described in the Registration Statement on Form S-4 filed by the Company on the date hereof with the Securities and Exchange Commission (the "Registration Statement"), for the registration of the New Notes under the Securities Act of 1933 (the "1933 Act"). The Outstanding Notes have been, and the New Notes will be, issued pursuant to an Indenture dated as of April 15, 1999 (the "Indenture"), among the Company, the subsidiary guarantors party thereto, and Norwest Bank Minnesota, National Association, as trustee (the "Trustee").

         In connection with the foregoing, we have examined (i) the Certificate of Incorporation and Bylaws of the Company, each as amended to date, (ii) the Indenture, (iii) the Registration Statement and (iv) such certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

         Based upon the foregoing, subject to the qualifications hereinafter set forth, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the New Notes have been duly authorized for issuance and, when the Registration Statement has become effective under the 1933 Act and the New Notes have been duly authorized, executed and authenticated in accordance with the Indenture and issued and sold in exchange for the Outstanding Notes as contemplated by the Registration Statement and the Indenture and in accordance with the Exchange Offer, the New Notes will constitute valid and legally binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

         The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                        Very truly yours,

                                        /s/ FULBRIGHT & JAWORSKI L.L.P.

                                        Fulbright & Jaworski L.L.P.